                                                                     EXHIBIT 5.1

               [LETTERHEAD OF THELEN, MARRIN, JOHNSON & BRIDGES]


                                August 23, 1996



Loewen Group International, Inc.
50 East RiverCenter Blvd., Suite 800
Covington, KY  41011

The Loewen Group Inc.
4126 Norland Avenue
Burnaby, British Columbia  V5G 3S8
Canada

Ladies and Gentlemen:

          We have acted as United States counsel for The Loewen Group Inc., a corporation organized under the laws of British Columbia ("Loewen") and Loewen Group International, Inc., a Delaware corporation ("LGII"), in connection with the preparation and filing of the combined Registration Statement on Form S-4, File Nos. 333-3135 and 333-3135-01, filed by Loewen and LGII with the Securities and Exchange Commission (the "SEC") on May 3, 1996, as subsequently amended (the "Registration Statement"). The Registration Statement relates to (i) the issuance of up to an aggregate principal amount of $225,000,000 7 1/2% Series 3 Senior Guaranteed Notes due 2001 of LGII (the "Series 3 Notes") in exchange for a like principal amount of its issued and outstanding 7 1/2% Series 1 Senior Guaranteed Notes due 2001 (the "Series 1 Notes"), (ii) the issuance of up to an aggregate principal amount of $125,000,000 8 1/4% Series 4 Senior Guaranteed Notes due 2003 of LGII (the "Series 4 Notes") in exchange for a like principal amount of its issued and outstanding 8 1/4% Series 2 Senior Guaranteed Notes due 2003 (the "Series 2 Notes"), (iii) the guarantee by Loewen of the Series 3 Notes (the "Series 3 Guarantee") and (iv) the guarantee by Loewen of the Series 4 Notes (together with the Series 3 Guarantee, the "Guarantees"). The Series 1 Notes, Series 2 Notes, Series 3 Notes and Series 4 Notes and the Guarantees are included in an Indenture dated March 20, 1996 (the "Indenture") by and between Loewen, LGII and Fleet National Bank, as Trustee.

          In this capacity, we have made such investigations and have reviewed such other documents as we have deemed necessary or appropriate under the circumstances, and have made such examinations of law as we have deemed appropriate for purpose of giving the opinions expressed herein.

          We also have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Loewen and LGII, agreements and other instruments, certificates of officers and representative of Loewen and LGII, certificates
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Loewen Group International, Inc.
The Loewen Group Inc.
August 23, 1996
Page 2


of public officials and other documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed.

          In making such examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified copies or photocopies; (iv) the authority of all persons signing documents examined by us except as to persons signing documents on behalf of Loewen and LGII; (v) the identity and capacity of all individuals acting or purporting to act as public officials; and (vi) the absence of evidence extrinsic to the provisions of the Indenture that the respective parties thereto intended a meaning contrary to that expressed by the provisions of such agreements.

          Based on the foregoing, we are of the opinion that:

          (1) When the Series 3 Notes and the Series 4 Notes (collectively, the "Exchange Notes") have been duly executed and authenticated as provided in the Indenture, and delivered in exchange for the Series 1 Notes and Series 2 Notes as described in the Registration Statement, the Exchange Notes will be valid and legally binding obligations of LGII and will be entitled to the benefits of the Indenture, subject to (a) limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, an implied covenant of good faith and fair dealing.

          (2) Assuming that the Guarantees and the Indenture have been authorized by Loewen in accordance with the laws of British Columbia, when the Guarantees are duly executed and delivered by Loewen in the manner contemplated in the Registration Statement, the Guarantees will be valid and legally binding obligations of Loewen, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination or similar laws relating to or affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, an implied covenant of good faith and fair dealing.

          We are authorized to engage in the practice of law only with respect to the federal laws of the Untied States of America and the laws of the States of California and New York and the General Corporate Law of the State of Delaware and do not purport to be experts with respect to the laws of any other jurisdiction, and we express no opinion as to the laws of any other state or jurisdiction.
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Loewen Group International, Inc.
The Loewen Group Inc.
August 23, 1996
Page 3


          We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We further consent to the use of our name under the heading "Legal Matters" in the prospectus filed with the SEC as a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ Thelen, Marrin, Johnson & Bridges

                                       THELEN, MARRIN, JOHNSON & BRIDGES



MLJ/WFO